Exhibit 7

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of March 29, 2006 (this “Agreement”) between MTH Holdings, Inc., a Delaware corporation (“Corp”), and MLT, LLC, a Delaware limited liability company and wholly-owned subsidiary of Corp (“LLC”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LLC and Corp hereby agree as follows:

1.             Assignment of Assets. Subject to the provisions of Sections 2 and 5, Corp does hereby convey, transfer, assign, grant and deliver to LLC all of the Corp’s assets, of every kind, nature, character and description and wherever located, whether tangible or intangible, real, personal or mixed, including, without limitation, (a) 19,631 shares of Series A Convertible Redeemable Preferred Stock of SAVVIS, Inc. (“SAVVIS Preferred”), (b) all rights of Corp to the property held in escrow pursuant to the Escrow Agreement (the “Escrow Agreement”) by and among Corp, Reuters Limited and The Bank of New York, including, without limitation, rights to another 21,239 shares of SAVVIS Preferred and (c) all rights of Corp with respect to the SAVVIS Preferred, including without limitation, any rights to receive dividends or distributions and any rights under any other contract or agreement relating to the SAVVIS Preferred.

2.             Excluded Assets. Notwithstanding the provisions of Section 1, Corp shall retain and not convey, transfer, assign, grant or deliver (a) any cash in the bank accounts of Corp or in transit, (b) any accounts receivable, (c) 10,150,213 ordinary shares of MarketXS, (d) 584,810 shares of common stock of MarketAxess Holdings Inc. and (e) any property or proceeds received or receivable relating to the securities described in paragraphs (c) and (d) above (collectively, the “Excluded Assets”), in each case, subject to the provisions of Section 4.

3.             Assumption of Liabilities. LLC hereby assumes and agrees to discharge when due (a) all liabilities and obligations of Corp relating to the outstanding secured promissory notes of Corp held by One Equity Partners, LLC (the “Notes”) and (b) all other liabilities and obligations of Corp to the extent such other liabilities and obligations are in excess of the value of the Excluded Assets. Simultaneously herewith, LLC will execute such documentation with OEP and Corp as they may request in order to further evidence such assumption of Notes.

4.             Sufficiency of Excluded Assets; Further Transfers. Corp and LLC agree that the Excluded Assets are intended to be sufficient to allow Corp to satisfy its legal capital requirements, complete its planned wind-down and satisfy all of its existing and anticipated obligations as they become due. Corp and LLC agree that (a) LLC will, on an ongoing basis, provide funding to Corp on demand to satisfy any financial needs of Corp that may arise to the extent such financial needs cannot be satisfied with the Excluded Assets and (b) any assets held by Corp upon completion of its wind-down, including without limitation any Excluded Assets or assets acquired after the date hereof, shall be transferred to (by dividend or other permissible means), and shall become the property of, LLC. Corp shall have no right or power in any way to assign, transfer, convey, pledge or otherwise encumber any interest in the assets described in clause (b) of the preceding sentence other than to transfer the assets to LLC. During the time that Corp holds any such assets, it shall do so as nominee for LLC and shall take only those actions relating thereto as explicitly directed by LLC.

5.             Subsidiaries of Corp; Agency. Notwithstanding the provisions of Section 1 hereof, Corp will transfer beneficial ownership only of the capital stock of all subsidiaries of Corp (the “Subsidiaries”). Accordingly, LLC will be the beneficial owner of the Subsidiaries and Corp will remain the record owner of the Subsidiaries as nominee of LLC. Corp is hereby appointed and hereby agrees to act as agent of LLC to act on behalf of LLC with respect all matters (“Agency Matters”) relating to the Subsidiaries, the wind-down of Corp’s operations and all matters relating to the Escrow Agreement and SAVVIS Preferred. Corp agrees to execute any and all instruments on behalf of LLC and to take all actions as explicitly directed by LLC with respect to the Agency Matters, and to execute only those instruments on behalf of LLC, and to take only those actions on behalf of LLC as so explicitly directed by LLC in each case. Corp shall have no interest in the Subsidiaries other than as a holder of record thereof, and all other right, title and interest, beneficial or otherwise in and to the Subsidiaries shall be the property of LLC. Corp shall have no right or power in any way to assign, transfer, convey, pledge or otherwise encumber any interest in the Subsidiaries or to take any action relating to the Subsidiaries, except at the specific direction of LLC.

6.             Issuance of Stock. Corp hereby issues to LLC one (1) share of Series B Preferred Stock of Corp, par value $0.01, in consideration of the assumption of liabilities and other promises made by LLC hereunder.

7.             Further Assurances. Each party hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby. Without limiting the foregoing, Corp will do all things as may be reasonably requested by LLC to put LLC in effective possession, ownership and control of the assets transferred and assigned pursuant to Sections 1 and 4 (but subject to Section 5), and LLC shall cooperate with Corp for that purpose.

8.             Successors and Assigns. This Agreement shall bind and inure to the benefit of Corp and LLC and their respective successors and assigns.

9.             Counterparts. This Agreement may be executed in one or more counterparts, or by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but both of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.

10.           Governing Law. This Agreement shall be construed by and governed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York; provided however, that to the extent the General Corporation Law of the State of Delaware governs the matters herein addressed, this Agreement shall be construed and governed in accordance with such law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assumption Agreement as of the date first written above.

MTH HOLDINGS, INC.

By:
Name:
Title:

MLT, LLC

By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement